EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Splash Beverage Group Announces Continuation of its Listing on NYSE American Following NYSE Compliance Determination

Fort Lauderdale, FL – July 30, 2025 – Splash Beverage Group, Inc. (NYSE American: SBEV) (“Splash” or the “Company”), a portfolio company of leading beverage brands, is pleased to announce that it has regained full compliance with the continued listing standards of the NYSE American. As a result, the “.BC” indicator has been removed from the list of noncompliant issuers effective at the open of trading, July 29, 2025.

The NYSE American formally notified the Company in a letter dated July 28, 2025, confirming that Splash has successfully addressed and resolved all deficiencies related to Sections 1003(a)(i), (ii), and (iii) of the NYSE American Company Guide.

Robert Nistico, CEO of Splash Beverage Group, commented, “We are thrilled to share this important news with our shareholders, partners, and team. Preserving our NYSE American listing is a critical achievement that reflects the tremendous effort we’ve made this year to strengthen our financial foundation and position the Company for growth. We appreciate the NYSE American for their constructive engagement throughout this process, and we look forward to building long-term value for our shareholders as we move ahead.”

“We’ve fortified our balance sheet, built a world-class team, and are positioned to execute with precision. Our focus is on scaling intelligently, capturing high-value opportunities, and delivering outsized returns for our shareholders.”
— Bill Devereux, Chief Financial Officer

The Company will remain subject to NYSE American’s continued listing monitoring procedures and remains committed to maintaining strong financial discipline and governance going forward.

For additional information, please refer to the Company’s Form 8-K to be filed with the Securities and Exchange Commission on July 30, 2025.

About Splash Beverage Group, Inc.

Splash Beverage Group, Inc. owns and operates a portfolio of alcoholic and non-alcoholic beverage brands, including Copa di Vino wine by the glass, Chispo tequilas, and Pulpoloco sangria. The Company’s strategy includes developing early-stage brands, as well as acquiring and accelerating brands with established market presence or category innovation. Led by an experienced management team, Splash is focused on expanding its portfolio and global distribution network.

For more information, visit:

•	www.SplashBeverageGroup.com

•	www.copadivino.com

•	https://chispotequila.com

•	www.pulpo-loco.com

Follow Splash Beverage Group on Twitter: www.twitter.com/SplashBev

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of U.S. federal securities laws. Forward-looking statements reflect management’s current expectations and assumptions regarding future events and performance, and they involve risks and uncertainties. Actual results may differ materially from those expressed or implied in these statements due to various factors, including but not limited to risks disclosed in the Company’s filings with the U.S. Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update any forward-looking statements, except as required by applicable law.